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EXHIBIT 11

PG&E CORPORATION
COMPUTATION OF EARNINGS (LOSS) PER COMMON SHARE

	Year Ended December 31,
	2004	2003	2002(1)
	(in millions, except per share amounts)
Income from continuing operations	$3,820	$791	$1,723
Discontinued operations	684	(365)	(2,536)

Net income (loss) before cumulative effect of changes in accounting principles	4,504	426	(813)
Cumulative effect of changes in accounting principles	—	(6)	(61)

Net income (loss) for basic and diluted calculations	4,504	420	(874)

Earnings (loss) allocated to common shareholders, basic	4,299	400	(853)
Earnings (loss) allocated to 9.50% Convertible Subordinated Notes, basic	205	20	(21)

	4,504	420	(874)

Earnings (loss) allocated to common shareholders, diluted	4,303	401	(853)
Earnings (loss) allocated to 9.50% Convertible Subordinated Notes, diluted	201	19	(21)

	4,504	420	(874)

Weighted average common shares outstanding, basic(2)	398	385	371
9.50% Convertible Subordinated Notes	19	19	9

Weighted average common shares and participating securities, basic	417	404	380
Employee stock options, restricted stock, PG&E Corporation shares held by grantor trusts and accelerated share repurchase agreement(3)	7	4	2
PG&E Corporation Warrants	2	5	2

Weighted average common shares outstanding and participating securities, diluted	426	413	384

Earnings (Loss) Per Common Share, Basic
Income from continuing operations	$9.16	$1.96	$4.53
Discontinued operations	1.64	(0.90)	(6.67)
Cumulative effect of changes in accounting principles	—	(0.01)	(0.16)
Rounding	—	(0.01)	—

Net earnings (loss) per common share, basic	$10.80	$1.04	$(2.30)

Earnings (Loss) Per Common Share, Diluted
Income from continuing operations	$8.97	$1.92	$4.49
Discontinued operations	1.60	(0.88)	(6.60)
Cumulative effect of changes in accounting principles	—	(0.01)	(0.16)
Rounding	—	(0.01)	—

Net earnings (loss) per common share, diluted	$10.57	$1.02	$(2.27)

(1)
Prior period amounts of NEGT, Inc. have been reclassified to discontinued operations.

(2)
Weighted average common shares outstanding exclude shares held by a subsidiary of PG&E Corporation (24,665,500 at December 31, 2004 and 23,815,500 shares at December 31, 2003 and 2002) and PG&E Corporation shares held by grantor trusts to secure deferred compensation obligations (281,985 shares at December 31, 2004, 2003 and 2002).

(3)
Includes approximately 222,000 shares of PG&E Corporation common stock potentially issuable in settlement of an obligation of PG&E Corporation of approximately $7.4 million under an accelerated share repurchase agreement at December 31, 2004.

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  EXHIBIT 11
PG&E CORPORATION COMPUTATION OF EARNINGS (LOSS) PER COMMON SHARE